PRIME SCIENCE & TECHNOLOGY, INC.

SECTION 13 and 16 FILINGS

Power of Attorney

KNOW ALL MEN BY THESE PRESENT: That Prime Science & Technology, Inc. has made, constituted, and appointed, and by this instrument does make, constitute, and appoint, Frank Lamanna, Chief Financial Officer of Energy Focus, Inc., or Eric Hilliard, President and Chief Operating Officer of Energy Focus, Inc., the true and lawful attorney for the company and in its name, place, and stead, with power of substitution, to subscribe, as attorney-in-fact, to file SEC Section 13 and 16 Filings, hereby giving and granting to the attorney-in-fact full power and authority to do and perform every act and thing necessary to be done in the premises, as fully as it might or could do if personally present, hereby ratifying and confirming all that the attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall only apply to Section 13 and 16 Filings.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of September 26, 2013.

/s/ Jiangang Luo

Jiangang Luo

Managing Partner, Prime Science & Technology, Inc.